Exhibit 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT is made and entered into as of the 8th day of April, 2008 (“Effective Date”) by and between CONCURRENT COMPUTER CORPORATION, a Delaware corporation (“Concurrent”), and T. GARY TRIMM (“Trimm”).

W I T N E S S E T H :

WHEREAS, Trimm and Concurrent entered into an Employment Agreement on June 24, 2004 and such agreement was amended on August 8, 2006 (“Employment Agreement”);

WHEREAS, upon a voluntary termination by Trimm under the Employment Agreement, he is entitled to continue to receive his salary and any accrued and due bonus payments under the Employment Agreement only through the date of his voluntary termination and any other rights and benefits he may be entitled to under Concurrent’s employee benefit plans as of such date;

WHEREAS, Trimm for personal reasons desires to resign from his position as Chief Executive Officer and as a member of Concurrent’s Board of Directors but has agreed to a flexible timetable pending the search for a new Chief Executive Officer and to assist in the transition to a new Chief Executive Officer;

WHEREAS, Concurrent’s Board of Directors desires to provide Trimm with a transition package so that he can transition his position and develop and execute a communication plan to his direct reports and others to maintain continuity and momentum for Concurrent during the transition period; and

WHEREAS, Concurrent and Trimm acknowledge and agree that (except as previously stated) Trimm is not entitled to compensation and benefits under his Employment Agreement when he voluntarily resigns as Chief Executive Officer and that the compensation and benefits payable under this Separation Agreement is compensation and benefits which Trimm is not otherwise entitled to receive under his Employment Agreement;

WHEREAS, Concurrent and Trimm desire for Trimm to execute a release of claims;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, Concurrent and Trimm agree as follows:

1.           Effective immediately upon a new Chief Executive Officer assuming his duties (the “Resignation Date”), Trimm hereby resigns his position as Chief Executive Officer (and any other positions he currently holds with Concurrent and its affiliates) and as a member of Concurrent’s Board of Directors, Trimm will remain an employee (but not an officer) of Concurrent until the close of business on May 2, 2008 at the rate of salary in effect on the Effective Date, at which time he will incur a separation from service from Concurrent within the meaning of Internal Revenue Code (“Code”) § 409A.

2.           Upon Trimm’s separation from service, Trimm’s compensation and benefits shall be as set forth in this Separation Agreement and shall be payable to Trimm conditioned upon (i) Trimm’s full and complete compliance with the terms of this Agreement, including those obligations set forth in paragraphs 8, 9, and 11, and (ii) Trimm’s execution of and compliance with a Full and Final Release of Claims in substantially the same form as set forth in Exhibit A to this Agreement (regardless of whether such terms are otherwise deemed enforceable) after May 2, 2008 and before May 22, 2008.

3.           Immediately following his separation from service, Trimm will serve as a consultant to Concurrent and in his role as a consultant will be available to the new Chief Executive Officer and the Board of Directors to consult on technical matters, customer relations, employee relations, strategic issues or any other matters pertinent to the success of Concurrent when requested by the new Chief Executive Officer and the Board of Directors.

(i)           As a consultant, Trimm will be paid a retainer fee of $10,000 per calendar month (less applicable withholding) on the last day of each calendar month for twelve (12) months beginning in May 2008 and ending in April 2009

(ii)            Beginning in May 2009, Trimm will be entitled to a monthly retainer fee of $5,000 per calendar month (less applicable withholding) payable on the last day of each calendar month for eighteen (18) months and the last such payment shall be made on October 31, 2010.

(iii)           If Trimm dies before all retainer payments under this § 3 have been paid, any remaining retainer payments shall continue to be made to Trimm’s estate at such time and in the same amounts as such payments would have been paid to Trimm had he survived.

4.           Any amounts owed to Trimm under the Concurrent annual incentive plan for Concurrent’s 2008 fiscal year (ending June 30, 2008) will be calculated as of the end of such fiscal year and will be prorated based on the number of days Trimm served as Chief Executive Officer during the 2008 fiscal year.  Such amount (less applicable withholding) will be paid to Trimm at the same time as payments are made to employees of Concurrent and no later than August 31, 2008.

5.           Except as described in this §5, Concurrent will continue coverage for Trimm and his eligible dependents under the Concurrent hospitalization and medical plan during the period beginning on the date Trimm separates from service and continuing through the date Trimm reaches age 65 (“Coverage Period”).  In order to obtain the coverage, Trimm must pay the employee premium that would be Trimm’s responsibility if he was still employed.  However, Concurrent and Trimm recognize that under certain situations Concurrent may not be able to provide coverage under the Concurrent hospitalization and medical plan to Trimm and his eligible dependents for the entire Coverage Period.  To the extent Concurrent cannot provide such coverage, Concurrent will assist Trimm in obtaining coverage under other plans or arrangements wherein Concurrent can obtain group rates or other financial advantages for Trimm.  To the extent such other coverage is not available, Concurrent will (in full satisfaction of its obligations under this §5) pay the Economic Equivalent in cash to Trimm on the first day of each calendar month during the Coverage Period for which such coverage is not available.  For purposes of this paragraph, “Economic Equivalent” shall mean the cost to Concurrent (determined at the time Concurrent ceases to cover Trimm under the Concurrent hospitalization and medical plan) for coverage under such plan for an employee covered under such plan (reduced by the amount which is the employee’s responsibility in accordance with the applicable plan document).  The amount paid to Trimm as the Economic Equivalent will be “grossed-up” (that is, Trimm will be paid any additional amount necessary to make Trimm whole for additional income taxes, if any, incurred by Trimm on cash amounts paid to him pursuant to this paragraph).

6.           As of the Effective Date, Trimm has only the stock options and restricted stock awards listed on Exhibit B to this Separation Agreement (“Awards”).  Notwithstanding any contrary provision of an Award, each Award hereby is amended as follows effective as of the Resignation Date:

a.           To the extent the Award is not fully vested or restrictions have not lapsed as of the Resignation Date, Trimm will continue to vest and restrictions will lapse in accordance with the schedule for such Award set forth in Exhibit B while he continues to serve as a consultant for Concurrent, and such Award will fully vest or restrictions will fully lapse on the earliest of (i) the date for vesting or lapse of restrictions in the applicable schedule set forth in Exhibit B, (ii) the date of a change in control (as defined in the Concurrent Computer Corporation Second Amended and Restated 2001 Stock Option Plan) or (iii) October 31, 2010; provided Trimm continues to perform services as a consultant through the applicable date.

b.           Each Award which is a stock option shall be exercisable by Trimm (or upon his death, by the person designated to exercise such stock option Award after death under the applicable plan document) until the earlier of (i) February 28, 2011, (ii) the date the Award would otherwise cease to be exercisable by its terms (as determined without regard to Trimm’s separation from service) or (iii) the date which is 180 days after Trimm’s death.

Except for the vesting, lapse of restrictions and exercise period changes as set forth in this § 6, each such Award shall remain in full force and effect in accordance with its terms as in effect before the Resignation Date.

7.           Trimm shall be reimbursed by Concurrent for any out of pocket expenses he incurs while performing services as a consultant, provided such reimbursements are made by Concurrent in accordance with Concurrent’s standard expense reimbursement policy for Concurrent’s employees, but in no event shall any cost or expense be reimbursable to Trimm after the end of the calendar year immediately following the calendar year in which he incurs such cost or expense even if reimbursement was permissible at a later date under Concurrent’s policy.  The expenses paid by Concurrent during any taxable year of Trimm will not affect the expenses paid by Concurrent in another taxable year.  This right to reimbursement is not subject to liquidation or exchange for another benefit.

8.           Trimm agrees that during his employment and for the period beginning on the date of his resignation from employment through October 31, 2010, he shall not:

a.           engage in or provide any services in a senior managerial capacity to or on behalf of any person or entity that competes with Concurrent in the “real time” or “video-on-demand” businesses anywhere in the continental United States, which Trimm agrees is the primary geographic area in which Concurrent competes in these businesses and thus, by virtue of his responsibilities and position as a senior executive with Concurrent;

b.           solicit or attempt to solicit, for the purpose of competing with Concurrent in its “real time” or “video-on-demand” businesses, any customers or active prospects of Concurrent with whom Trimm had any material business contact during the final twelve months of his employment and during his service as a consultant; or

c.           recruit or otherwise seek to induce any employees of Concurrent to terminate their employment or violate any agreement with Concurrent.

9.           Trimm agrees that he will not use for his own benefit nor reveal to any person or entity any of the trade’s secrets of Concurrent for so long as they remain trade secrets.  Trade secrets shall be defined as set forth in the Georgia Trade Secrets Act.  Trimm further agrees that during the period of his employment, his engagement as a consultant, and for a period of three years following his engagement as a consultant, he shall not reveal to any person or entity nor use for his own personal gain, any Confidential Information of Concurrent.  “Confidential Information” shall be deemed to include Concurrent’s technical, financial, and business information generally considered by Concurrent to be confidential and which Concurrent takes reasonable steps to keep confidential, unless such Confidential Information becomes publicly available through no fault of Trimm or unless it is disclosed by Concurrent to third parties without similar restrictions.  Further, Trimm agrees that any documents, disks, databases, notes or memoranda prepared by him or others containing trade secrets and/or confidential information of Concurrent shall be and remain the sole and exclusive property of Concurrent and that upon termination of Trimm’s engagement as a consultant, he will immediately deliver all such materials, including all copies, to Concurrent at its main office.

10.           This Agreement shall be binding upon and inure to the benefit of Concurrent or any corporation or other entity to which Concurrent may transfer all or substantially all of its assets and business and to which Concurrent may assign this Agreement, in which case all references to Concurrent shall be deemed to include such corporation or entity.  Trimm may not assign this Agreement or any part thereof without the prior written consent of Concurrent, which consent may be withheld by Concurrent for any reason it deems appropriate; provided, however, that nothing herein shall preclude Trimm from designating one or more beneficiaries to receive any amount that may be payable following the occurrence of his legal incompetency or his death and shall not preclude the legal representative of his estate from assigning any right hereunder to receive any amount that may be payable to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate.  The term “beneficiaries” as used in this Agreement shall mean a beneficiary or beneficiaries so designated to receive any such amount or if no beneficiary has been so designated the legal representative of Trimm (in the event of his incompetency) or his estate.

11.           Trimm agrees that if during his employment, his engagement as a consultant, and for a period of three years following the conclusion of his services as a consultant, he makes or discovers, either alone or with others, any inventions, modification, development, improvement, process or secret, whether or not patented or patentable (collectively “inventions”) in the field of computer science or instrumentation, he will disclose in reasonable detail the nature of such invention to Concurrent in writing, and if it relates to the business of Concurrent or any of the products or services being developed, manufactured or sold by Concurrent, such invention and the benefits thereof shall immediately become the sole and absolute property of Concurrent provided that Concurrent notifies Trimm in reasonable detail within ninety (90) days after receipt of his disclosure of such invention that it believes such invention relates to the business of Concurrent or any of the products or services being developed, manufactured or sold by Concurrent.  Trimm further agrees to transfer such inventions and benefits and rights resulting from such inventions to Concurrent without compensation and will communicate without cost, delay or prior publications all available information relating to the inventions to Concurrent.  At Concurrent’s expense, Trimm will also sign all documents (including patent applications if any) and do all acts and things that Concurrent may deem necessary or desirable to effect the full assignment to Concurrent of his rights and title to the inventions or necessary to defend any opposition thereto.  Trimm also agrees to assign to Concurrent all copyrights and reproduction rights to any materials prepared by him in connection with his employment with and consulting services to Concurrent.

12.           In addition to any and all remedies of law, Concurrent shall also have a right to an injunction, specific performance and other equitable relief as may be appropriate to prevent or cease the violation or threatened violation of Trimm’s obligations under this Agreement.

13.           This Separation Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Georgia (without reference to the principles of conflicts of law).

14.           This Separation Agreement, contains all of the understandings and representations between the parties hereto pertaining to the subject matter hereof and supersedes all undertakings and agreements, whether oral or in writing previously entered into by them with respect thereto (including, without limitation, the Employment Agreement) except for the restricted stock agreements and stock option agreements covering the Awards in § 6 (which shall remain in full force and effect except as amended by § 6).

15.           All payments required to be made by Concurrent hereunder to Trimm or his estate or beneficiaries, shall be subject to withholding of such amounts as Concurrent may reasonably determine it should withhold pursuant to any applicable law or regulation.

16.           Concurrent intends that all payments made to Trimm within the first six months after his separation from service on May 2, 2008, are exempt from § 409A of the Code as a short term deferral.  To the extent any other payments under this Separation Agreement are subject to § 409A of the Code, Trimm and Concurrent intend all such payments under this Separation Agreement to comply with the requirements of such section, and this Separation Agreement shall, to the extent practical, be operated and administered to effectuate such intent.

17.           Except as described in this Separation Agreement, Trimm’s eligibility for, coverage under, and participation in all retirement, savings, welfare, fringe benefit, compensation and bonus plans shall terminate on his separation from service.

18.           It is the intent of the parties that the provisions of this Separation Agreement shall be enforced to the fullest extent permitted by law. Accordingly, if any particular section(s), subsection(s) or portion(s) of this Separation Agreement shall be held invalid or unenforceable as written, such section(s), subsection(s) or portion(s) shall be modified to the extent necessary to be valid or enforceable.  Such modification shall not affect the remaining provisions of this Separation Agreement.  To the extent any section(s), subsection(s) or portion(s) of this Separation Agreement are found invalid or unenforceable and cannot be modified to be valid or enforceable, then the Separation Agreement shall be construed as if that section(s), subsection(s) or portion(s) were deleted, and all remaining terms and provisions shall be enforceable in law or equity in accordance with their terms.

19.           This Separation Agreement may be signed in counterpart and each counterpart shall have the same force and effect as though the signatures were contained in a single document. Facsimile signatures shall also have the same force and effect as original signatures.

20.           No amendments or modifications of this Separation Agreement shall be valid or binding upon the Parties unless made in writing and signed by the Parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement as of the 8th day of April, 2008.

CONCURRENT COMPUTER CORPORATION

BY:	/s/ Kirk L. Somers
Kirk L. Somers
Executive Vice President and General Counsel

/s/ T. Gary Trimm
T. GARY TRIMM

EXHIBIT A

FULL AND FINAL RELEASE OF CLAIMS

THIS FULL AND FINAL RELEASE OF CLAIMS (“RELEASE”) is made and entered into as of the ____ day of May, 2008 between Concurrent Computer Corporation, a Delaware corporation (“Concurrent”) and T. Gary Trimm (“Trimm”).

W I T N E S S E T H:

WHEREAS, Trimm and Concurrent have entered into a Separation Agreement on the 8th day of April, 2008 (“Separation Agreement”) to address certain compensation and benefits to be paid to Trimm upon his separation from service from Concurrent;

WHEREAS, this Release is attached to such Separation Agreement and is a part of such agreement;

WHEREAS, compensation and benefits payable to Trimm in accordance with the Separation Agreement are conditioned upon Trimm’s full and complete compliance with the terms of the Separation Agreement and with the terms of this Release

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

1.           General Release by Trimm:  Trimm, on his own behalf and on behalf of (as applicable) his spouse, heirs, successors and assigns, does hereby release and forever discharge Concurrent, all its partners, parents, subsidiaries, affiliated entities, and its and their successors, assigns, directors, officers, representatives, employees, agents, members, shareholders, attorneys, insurers, employee benefit plans or programs (and the trustees, administrators, fiduciaries and insurers of such plans or programs) and any other person acting by, through, under, or in concert with any of the persons or entities listed in this section (collectively, the “Concurrent Releasees”) of and from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, anticipated or unanticipated, both at law and in equity, which Trimm now has, has ever had or may hereafter have against the respective Concurrent Releasees arising contemporaneously with or prior to the Effective Time (as defined in § 2) on account of or arising out of any matter, cause, event, facts, acts, conduct, documents, representations, omissions, contracts, claims occurring contemporaneously with or prior to the Effective Time relating to or arising from Trimm’s employment with Concurrent or termination of employment from Concurrent, specifically including, without limiting the generality of the foregoing, every matter, cause, thing, act or omission of the Concurrent Releasees, or any of them, related in any way to or arising out of federal, state or local laws prohibiting employment discrimination or claims growing out of legal restrictions on employment practices, including, but not limited to, any claims arising under the Civil Rights Act of 1991; Title VII of the Civil Rights Act of 1964, as amended; the Older Workers Benefit Protection Act; 42 U.S.C. §1981; Executive Order 11246; The Americans with Disabilities Act of 1990; The Family and Medical Leave Act of 1993; the Fair Labor Standards Act; The Employee Retirement Income Security Act; and any other federal, state, or local law, statute, ordinance, constitution or common law, including claims for wrongful discharge, defamation, loss of consortium, slander, libel, breach of contract, severance pay, or similar claims, and claims arising from or relating to the Employment Agreement between Trimm and Concurrent dated June 24, 2004, as amended on August 8, 2006, the Separation Agreement and the Protective Agreement; provided, however, that nothing herein shall operate to release any claims under applicable worker's compensation and unemployment compensation statutes or claims for which a release is prohibited by law.

2.           Release of Claims Arising under the ADEA:  In addition to the foregoing, Trimm hereby knowingly and voluntarily releases and discharges the Concurrent Releasees, collectively, separately and severally, from and for any and all liability, claims, allegations, and causes of action arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which he and/or his heirs, administrators, executors, personal representatives, beneficiaries, and assigns may have or claim to have against the Concurrent Releasees (together with the claims released in Section 1, above, the “Released Claims”).  Notwithstanding any other provision or section of this Release, Trimm does not hereby waive any rights or claims under the ADEA that may arise after the date on which the Release is signed by him.

Trimm hereby acknowledges and represents that (i) he has been given a period of at least twenty-one (21) days to consider the terms of this Release, (ii) Concurrent has advised (or hereby advises) Trimm in writing to consult with an attorney prior to executing this Release, and (iii) he has received valuable and good consideration to which he is otherwise not entitled in exchange for his execution of this Release.

The parties hereby acknowledge this Release shall not become effective or enforceable until the close of business on the seventh (7th) day after it is executed by Trimm (“the Effective Time”) and that Trimm may revoke his release of ADEA claims at any time before the Effective Time.

In the event either Trimm chooses to exercise his option to revoke his release of ADEA claims, he shall notify Concurrent in writing to its designated agent for this purpose no later than 5:00 p.m. on the last day of the revocation period.  Such notice shall be delivered to Concurrent by national overnight delivery service such as Federal Express or United Parcel Service, the receipt of which shall be tracked by the delivery service, and addressed as follows:

Concurrent Computer Corporation

4375 River Green Parkway

Duluth, GA 30096

Attn: Chairman, Board of Directors

With a copy to:

King & Spalding LLP

1180 Peachtree Street

Atlanta, GA 30309

Attn: Jack Capers

Trimm acknowledges and agrees that he shall not be entitled to any payments or benefits under the Separation Agreement if he revokes this release of ADEA claims.

3.           Covenants Not to Sue:  Trimm represents and covenants that he has not and will not initiate or voluntarily assist, directly or indirectly, anyone else in the initiation or prosecution of any complaint, grievance, action, claim, or lawsuit against any of the Concurrent Releasees relating to any Released Claim.  Concurrent and Trimm agree that the Covenants Not to Sue do not prevent or prohibit Trimm from seeking a judicial determination of the validity of his release of claims under the ADEA, and that the Covenants Not to Sue do not prevent the filing of any administrative complaint or charge on his behalf against the Concurrent Releasees or any of them by any federal, state or local agency, including, for instance, the U.S. Equal Employment Opportunity Commission or the U.S. Department of Labor, but Trimm agrees that by signing this Release, he will have no right to recover monetary damages or obtain individual relief of any kind in such proceeding with respect to claims released or waived by this Release.

4.           FMLA Acknowledgments:  Trimm acknowledges and represents that Trimm (i) has received all leave required under the Family and Medical Leave Act of 1993, as amended (“FMLA”), and (ii) does not claim that any of the Concurrent Releasees violated or denied Trimm’s rights under the FMLA.

5.           No Admission of Liability:  This Release and the Separation Agreement are not intended to be, and shall not be construed as, any admission of liability or wrongdoing of any kind by any party.

CONCURRENT COMPUTER CORPORATION

T. Gary Trimm	By:
Title:

EXHIBIT B
OPTIONS AND RESTRICTED STOCK AWARDS
OPTIONS
GRANT DATE	TYPE	NUMBER	VEST DATE	EXERCISABLE	EXPIRES	STRIKE PRICE
7/19/2004	ISO	70,422	7/19/2005	70,422	7/19/2014	$1.42
7/19/2004	ISO	70,422	7/19/2006	70,422	7/19/2014	$1.42
7/19/2004	ISO	70,422	7/19/2007	70,422	7/19/2014	$1.42
7/19/2004	ISO	70,422	7/19/2008		7/19/2014	$1.42

7/19/2004	NQ	54,578	7/19/2005	54,578	7/19/2014	$1.42
7/19/2004	NQ	54,578	7/19/2006	54,578	7/19/2014	$1.42
7/19/2004	NQ	54,578	7/19/2007	54,578	7/19/2014	$1.42
7/19/2004	NQ	54,578	7/19/2008		7/19/2014	$1.42

6/22/2005	NQ	219,010	6/22/2005	219,010	6/22/2015	$2.15

8/14/2006	ISO	67,677	8/14/2009		8/14/2016	$1.35
8/14/2006	ISO	67,677	8/14/2010		8/14/2016	$1.35

8/14/2006	NQ	67,678	8/14/2007	67,678	8/14/2016	$1.35
8/14/2006	NQ	67,677	8/14/2008		8/14/2016	$1.35

8/20/2007	ISO	6,168	8/20/2009		8/20/2017	$1.40
8/20/2007	ISO	6,168	8/20/2010		8/20/2017	$1.40
8/20/2007	ISO	71,428	8/20/2011		8/20/2017	$1.40

8/20/2007	NQ	71,895	8/20/2008		8/20/2017	$1.40
8/20/2007	NQ	65,726	8/20/2009		8/20/2017	$1.40
8/20/2007	NQ	65,726	8/20/2010		8/20/2017	$1.40
8/20/2007	NQ	466	8/20/2011		8/20/2017	$1.40

RESTRICTED STOCK AWARDS
GRANT DATE	TYPE	NUMBER	RESTRICTIONS LAPSE DATE	RESTRICTIONS LAPSED	REASON	DATE
10/25/2004	RSA	23,643	10/25/2005	23,643
10/25/2004	RSA	23,643	10/25/2006	23,643
10/25/2004	RSA	23,643	10/25/2007	23,642
10/25/2004	RSA	23,643	10/25/2008
10/25/2004	RSA	15,762	10/24/2005		CANCELLED	10//24/2005
10/25/2004	RSA	15,762	10/24/2006		CANCELLED	10/24/2006
10/25/2004	RSA	15,762	10/24/2007
10/25/2004	RSA	15,761	10/24/2008